                                             Registration No. 33-



                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933


                      THE NARRAGANSETT ELECTRIC COMPANY
           (Exact name of registrant as specified in its charter)

                                RHODE ISLAND
                       (State or other jurisdiction of
                       incorporation or organization)

                                 05-0187805
                              (I.R.S. Employer
                             Identification No.)

             280 MELROSE STREET, PROVIDENCE, RHODE ISLAND 02907
                                401-784-7000
        (Address and telephone number of principal executive office)


         ALFRED D. HOUSTON                        ROBERT KING WULFF
   Vice President and Treasurer                  Corporation Counsel
         25 Research Drive                        25 Research Drive
 Westborough, Massachusetts 01582         Westborough, Massachusetts 01582
           508-389-2000                             508-389-2000

         (Name, address and telephone number of agents for service)


                Please send copies of all communications to:

                           GEORGE J. FORSYTH, ESQ.
                       MILBANK, TWEED, HADLEY & MCCLOY
                           1 Chase Manhattan Plaza
                          New York, New York 10005


    Approximate date of commencement of proposed sale to the public: to be determined by market conditions after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)


                       CALCULATION OF REGISTRATION FEE

=============================================================================
Title of
Each Class of                Proposed        Proposed
Securities    Amount         Maximum         Maximum           Amount of
Being         Being          Offering Price  Aggregate         Registration
Registered    Registered     Per Unit*       Offering Price*   Fee
- ------------------------------------------------------------------------------
First         $50,000,000    100%            $50,000,000       $17,241
Mortgage
Bonds
=============================================================================
*Used only for purpose of calculating the amount of registration fee.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

             ###################################################
             #  SUBJECT TO COMPLETION, DATED                   #
             ###################################################
PROSPECTUS
  (LOGO)
                      THE NARRAGANSETT ELECTRIC COMPANY

                (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                                 $50,000,000

                            FIRST MORTGAGE BONDS

                 BOND INTEREST WILL BE PAYABLE SEMIANNUALLY.

           THE BONDS WILL BE ISSUED ONLY AS FULLY REGISTERED BONDS IN DENOMINATIONS OF $1,000 OR ANY INTEGRAL MULTIPLE THEREOF.



    The Narragansett Electric Company (the Company) intends to offer, from time to time, not exceeding $50 million aggregate principal amount of its First Mortgage Bonds (New Bonds). The New Bonds will be issued under one or more supplements to the Company's First Mortgage Indenture and Deed of Trust dated as of September 1, 1944. The New Bonds may be offered as one or more series and/or issues, and each series and/or issue of New Bonds will bear interest at a fixed rate, which, together with the series designation, principal amount, purchase price, maturity, and interest payment dates, redemption terms, and any other specific provisions, will be established at the time of issuance and set forth in a prospectus supplement (Prospectus Supplement) with respect to each series and/or issue of New Bonds. Interest on the New Bonds will be payable semiannually, and upon maturity or earlier redemption. The New Bonds will be secured by a direct first mortgage lien on substantially all of the Company's properties. See "Description of the New Bonds".



    The Company may sell the New Bonds by publicly inviting bids for the purchase of the New Bonds, through negotiation with one or more underwriters, through one or more agents, to one or more agents as principal for resale to investors, or through negotiation directly with investors. See "Plan of Distribution". The names of the purchasers, underwriters or agents, the initial public offering price, any applicable discounts or commissions and the proceeds to the Company with respect to the New Bonds will be set forth in a prospectus supplement.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.



    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY STATE IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.



##############################################################################
# A registration statement relating to these securities has been filed       #
# with the Securities and Exchange Commission but has not yet become         #
# effective.  Information contained herein is subject to completion or       #
# amendment. These securities may not be sold nor may offers to buy be # # accepted prior to the time the registration statement becomes effective. # # This prospectus shall not constitute an offer to sell or the solicitation # # of an offer to buy nor shall there be any sale of these securities in any # # state in which such offer, solicitation or sale would be unlawful prior to # # registration or qualification under the securities laws of any such state. #
##############################################################################

The date of this Prospectus is           , 199 .

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
AND ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (SEC). Certain information, as of particular dates, with respect to the Company's directors and officers, their remuneration, and their material interest in transactions with the Company, if any, is disclosed in the Company's Annual Report on Form 10-K.

    The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

    (1) Annual Report on Form 10-K for the year ended December 31, 1994 which incorporates by reference the financial statements of the Company as of December 31, 1994 and 1993, and for the three years ended
        December 31, 1994 and incorporates by reference the related report of Coopers & Lybrand L.L.P., independent accountants.

    (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    (3) Current Reports on Form 8-K dated March 6, 1995 and July 5, 1995.

    All documents filed by the Company with the SEC pursuant to section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    Such documents and other information can be inspected and copied at the Public Reference Room in the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. or at SEC Regional Offices at 7 World Trade Center, New York, New York, and 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, THE NARRAGANSETT ELECTRIC COMPANY, 280 MELROSE STREET, PROVIDENCE, RHODE ISLAND 02907 (TELEPHONE 401-784-7000).

                             SUMMARY INFORMATION

    The following material is qualified in its entirety by the information and financial statements appearing elsewhere in this prospectus and in the documents and information incorporated herein by reference.


                                 THE COMPANY

Company . . . . . . . . . . . . .The Narragansett Electric Company.

Parent. . . . . . . . . . . . . .New England Electric System.

Business. . . . . . . . . . . . .Retail electric utility.

Power Supply. . . . . . . . . . .New England Power Company (NEP), an
                                 affiliated wholesale generation company.

Service Area. . . . . . . . . . .Covers approximately 80% of Rhode
                                 Island with Providence, Rhode Island, the largest city served.

Customers . . . . . . . . . . . .Approximately 324,000 as of December 31,
                                 1994.

Revenue Distribution. . . . . . .For the 12 months ended December 31, 1994, the Company's revenues from the sale of
                                 electricity were derived 43% from
                                 residential customers, 40% from commercial customers, 15% from industrial customers, and 2% from others.


                                THE OFFERING

Securities Offered. . . . . . . .Not exceeding $50,000,000 principal amount of First Mortgage Bonds, in one or more
                                 series.

Payment of Interest . . . . . . .Semiannually, on dates to be determined.

Maturity. . . . . . . . . . . . .To be determined.

Security Interest . . . . . . . .Secured, together with all other outstanding
                                 First Mortgage Bonds, by a mortgage on
                                 substantially all of the Company's
                                 properties.

Improvement Fund. . . . . . . . .For all the Company's First Mortgage Bonds,
                                 including the New Bonds, the Company will make mandatory annual improvement fund payments equal to 2-1/2% of the average investment in depreciable property during the preceding year, to be satisfied by First Mortgage Bonds of any issue or series (including the New Bonds), cash, or additional property. See "Description of the New Bonds - Improvement Fund".

Redemption. . . . . . . . . . . .To be determined for each series and/or issue of New Bonds. See "Description of the New Bonds - Redemption".

                                  THE NARRAGANSETT ELECTRIC COMPANY

                                   SELECTED FINANCIAL INFORMATION
                                       (DOLLARS IN THOUSANDS)

                                12 Months Ended                Years Ended December 31,
                                March 31, 1995   -----------------------------------------------------
                                  (Unaudited)       1994      1993       1992       1991      1990
                                ---------------     ----      ----       ----       ----      ----
STATEMENT OF INCOME DATA:
   Operating Revenue............    $481,228      $481,669   $483,028  $468,252   $457,510  $412,273
   Net Income...................    $ 16,040      $ 14,589   $ 14,274  $ 21,052   $ 16,820  $ 17,599
   Ratio of Earnings to Fixed
     Charges (1)................        2.14          2.10       2.23     3.04        2.55      2.79
Utility Plant, net (end of
  period) (2)...................    $502,734      $491,915   $421,577  $375,210   $358,348  $340,046

                                               AS OF MARCH 31, 1995
                                                   (Unaudited)
                                              ----------------------
                                               ACTUAL        RATIO
                                              --------      -------
CAPITAL STRUCTURE:
    Long-Term Debt-First Mortgage
      Bonds .............................     $193,873        43.5%
    Cumulative Preferred Stock...........       36,500         8.2
    Common Equity........................      215,014        48.3
                                              --------       -----
         Total...........................     $445,387       100.0%
                                              ========       ======

- ---------------

(1) In determining the ratios of earnings to fixed charges, earnings were arrived at by adding to net income all income taxes and fixed charges.  Fixed charges consist of interest and amortization of debt premiums, discounts and expense on all indebtedness.

(2) Includes construction work in progress.

    The Company had $26,950,000 of short-term indebtedness outstanding as of March 31, 1995.

                                 THE COMPANY

    The Company, incorporated by Special Act of the Rhode Island General Assembly, is a retail electric utility subsidiary of New England Electric System (NEES), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). NEES owns all of the Company's common stock. The executive offices of the Company are at 280 Melrose Street, Providence, Rhode Island 02907 (telephone 401-784-7000).


                               USE OF PROCEEDS

    The proceeds from the sale of the New Bonds will be applied to the cost of, or the reimbursement of the treasury for, or to the payment of short-term borrowings incurred for (i) the retirement or refunding of certain series of outstanding First Mortgage Bonds, (ii) capitalizable additions and improvements to the plant and property of the Company, or (iii) other capitalizable expenditures.


                         CONSTRUCTION AND FINANCING

    The Company's major construction project is the repowering of the Manchester Street Station, a 140 megawatt electric generating station in Providence, Rhode Island. Repowering will more than triple the power generation capacity of Manchester Street Station and substantially increase the plant's thermal efficiency. To facilitate financing this project, the Company sold a 90 percent interest in the existing station to NEP effective July 1, 1992. The total cost for the generating station, scheduled to be placed in service in late 1995, is estimated to be approximately $520 million including allowance for funds used during construction (AFDC). At March 31, 1995, $322 million, including AFDC, had been spent on the generating station (including $30 million by the Company). In addition, related transmission improvements were placed in service in September 1994 at a cost of approximately $60 million (including approximately $45 million by the Company).

    The Company's construction expenditures, excluding AFDC but including the Repowering Project, totaled $93 million in 1994, and are estimated to be $55 million in 1995, $50 million in 1996, and $40 million in 1997. These construction expenditures were and will be incurred principally for improvements and additions to the Company's distribution and transmission system. The Company conducts a continuing review of its construction program. This program and the above estimates relating thereto are subject to revisions based upon changes in assumptions concerning, among other things, load growth and rates of inflation.

    Approximately 40% and 60% of the funds needed to pay for construction expenditures during 1995 and 1996, respectively, are expected to be provided from internal sources and the balance from additional financing. It is expected that any such additional financing will be provided initially from short-term borrowings to be repaid either from the proceeds of the sale of additional First Mortgage Bonds or from capital contributions made by NEES.

    The Company's preferred stock preference provisions (which are an exhibit to the Registration Statement and which reference hereto shall include terms as defined therein) limit the amount of short-term unsecured indebtedness which may be outstanding to 10% of the sum of secured indebtedness, capital, premiums, and retained earnings, unless a higher amount is authorized by vote of the preferred stockholders. The preferred stockholders have voted to increase this limit to 20% for debt issued through September 30, 1998. At March 31, 1995, this limit was approximately $90 million.

    Without a vote of a majority (and 75% of the total number of shares present or represented at the meeting, with respect to (b)(i) and (b)(iv), if any of the 4-1/2% Series Cumulative Preferred Stock is outstanding) of the outstanding Cumulative Preferred Stock and parity stock, voting together, the Company shall not, pursuant to the preferred stock preference provisions:

       (a) issue Cumulative Preferred Stock or any other stock ranking on a parity therewith as to dividends or assets if after such issue the aggregate combined outstanding par value of all series thereof would exceed $60 million; or

       (b) issue Cumulative Preferred Stock or any stock of prior or equal rank as to dividends or assets unless (i) so long as any of the 4-1/2% Series Cumulative Preferred Stock is outstanding, the par value of any stock ranking junior to the Cumulative Preferred Stock as to dividends and assets to be outstanding immediately after such issue shall at least equal the greater of the aggregate par value of all preferred stock and of any other such prior or parity stock or the aggregate amount payable upon liquidation on all preferred stock and of any other such prior or parity stock; (ii) immediately after such issue the Junior Stock Equity shall at least equal the aggregate amount payable on liquidation or dissolution of the Company to holders of Cumulative Preferred Stock and any other parity stock; provided, however, that if for this purpose it shall have been necessary to take into consideration any earned surplus of the Company, the Company shall not (until such Junior Stock Equity exclusive of such portion of earned surplus shall equal such aggregate) pay any dividends or make any distribution on shares of its stock ranking junior to the Preferred Stock as to dividends or assets which would result in reducing such Junior Stock Equity to an amount less than such aggregate amount payable on involuntary liquidation, dissolution or winding up of the affairs of the Company; (iii) the gross income of the Company available for interest on its indebtedness and for dividends on its Preferred Stock and any other such prior or parity stock during a period of twelve consecutive months in the preceding fifteen-month period is at least 1-1/2 times the annual interest charges and dividend requirements on all interest bearing indebtedness and all Cumulative Preferred Stock and such prior or parity stock to be outstanding immediately after the proposed issue; and (iv) so long as any of the 4-1/2% Series Cumulative Preferred Stock is outstanding, the net earnings of the Company available for dividends are at least 2-1/2 times the annual dividend requirements of all Cumulative Preferred Stock and any parity stock to be outstanding immediately after the proposed issue. Under the most restrictive of these issuance tests (the aggregate number of shares test), the Company could issue approximately $24 million of new preferred stock at March 31, 1995.

    For information on limitations on the Company's ability to issue First Mortgage Bonds, see "Description of the New Bonds - Additional First Mortgage Bonds" in this prospectus.

                        DESCRIPTION OF THE NEW BONDS


GENERAL

    The New Bonds will be issued under and secured by a First Mortgage Indenture and Deed of Trust dated as of September 1, 1944, from the Company to Rhode Island Hospital Trust Company, Providence, Rhode Island, as Trustee, and indentures supplemental thereto, including one or more supplemental indentures relating to the New Bonds to Rhode Island Hospital Trust National Bank (formerly Rhode Island Hospital Trust Company), as Trustee, with respect to the New Bonds (collectively, the Indenture). Each series and/or issue of the New Bonds will mature in the year shown in its title, and will bear interest beginning from the date as of which such issue of New Bonds is first certified and delivered, at the rate per annum shown in its title. Interest will be payable semiannually. Principal and premium, if any, will be payable at the office of the Trustee. Interest will be payable at the office of the Trustee or, at the Company's option, by mailing checks to registered owners at their addresses set forth in the bond register. It is the Company's general practice to mail interest checks to registered owners.

    The designation and principal amount of the New Bonds, the date of maturity (which date will not be more than thirty years from the date on which such New Bonds were first certified and delivered), the interest rate, the interest payment dates, and the provisions for redemption (including any premium or premiums payable thereon) will be separately established for each series and/or issue and set forth in the applicable prospectus supplement.

    The New Bonds will be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or any integral multiple thereof. Any of the New Bonds may be presented at the office of the Trustee for exchange for a like aggregate principal amount of New Bonds of the same issue of other authorized denominations or for transfer, without payment in either case of any charge other than stamp taxes or other governmental charges, if any, required to be paid by the Company.

    The brief summary herein of certain provisions of the Indenture is merely an outline and does not purport to be complete. It uses defined terms and is qualified in its entirety by reference to the Indenture which is filed as an exhibit to the registration statement.


REDEMPTION

    The redemption provisions of each series and/or issue of the New Bonds will be described in the prospectus supplement relating thereto.


SECURITY AND PRIORITY

    The New Bonds, when duly issued, will be secured, together with all other outstanding First Mortgage Bonds, by a direct first mortgage lien on substantially all the properties and franchises then owned by the Company, subject only to liens permitted by the Indenture. Certain types of property are excepted from the lien of the Indenture, including, but not limited to, consumable property, fuel, automotive and office equipment, merchandise held for sale, supplies, cash, receivables, and securities. The after-acquired property clause of the Indenture, by its terms and to the extent permitted by law, applies the lien of the Indenture to property subsequently acquired by the Company. The Indenture provides for the release or substitution of property subject to the lien of the Indenture under certain circumstances provided that specific conditions are met.

    No other securities may be issued ranking prior to or on a parity with the New Bonds with respect to the security provided by the Indenture, except additional First Mortgage Bonds issued in the manner summarized below and obligations existing or created in connection with the acquisition of after-acquired property, which may not exceed 60% of the cost or fair value, whichever is less, of such property.


IMPROVEMENT FUND

    There is an improvement fund applicable to all outstanding bonds of the Company with an annual requirement, payable July 1, computed on the basis of 2-1/2% of the average investment in depreciable property during the preceding calendar year. The annual improvement fund requirement may be satisfied in cash or First Mortgage Bonds (including the New Bonds) of any series or by the allocation of an amount of additional property (as defined in the Indenture). The aggregate amount of additional property used to satisfy the improvement fund requirement may be used to offset net retirements in computing the net amount of additional property. For 1994, the improvement fund requirement was approximately $13 million.

    Any series and/or issue of New Bonds may be redeemed at special redemption prices to satisfy the annual improvement fund requirement. However, the use of cash for redemptions of New Bonds may be restricted by any noncallability or nonrefundability provisions that may be established for that series and/or issue of New Bonds.


ADDITIONAL FIRST MORTGAGE BONDS

    Additional First Mortgage Bonds of any series may be issued as follows:

    (A) against 60% of the net amount of additional property (70% after the Series S, T, and U First Mortgage Bonds are retired);

    (B) to refund a like amount of First Mortgage Bonds of any series theretofore retired or for which retirement the Company has made provision; and

    (C) against the deposit of cash (to a limit of $10 million or 25% of the principal amount of all First Mortgage Bonds outstanding immediately after such issue, whichever is less, held by the Trustee).

    Cash so deposited with the Trustee may be withdrawn in amounts equal to the principal amount of First Mortgage Bonds otherwise issuable against additional property or retired First Mortgage Bonds.

    In connection with the issue of First Mortgage Bonds against additional property or cash (other than cash provided for the retirement of First Mortgage Bonds), the Company must demonstrate that net earnings for any twelve consecutive calendar months within the preceding fifteen months are at least twice the annual interest charges on all First Mortgage Bonds outstanding and applied for and on all equal or prior lien indebtedness. For the twelve months ended March 31, 1995, the ratio of net earnings to annual interest charges on all Bonds outstanding was 2.28. Except under limited circumstances, no earnings test is required in connection with the refunding of a like amount of First Mortgage Bonds. The evidence of additional property and net earnings may be demonstrated at a date prior to the actual issuance of the First Mortgage Bonds.

    The New Bonds will be issued against additional property or against First Mortgage Bonds, which could include retired bonds or Unissued Bonds which have been previously certified against additional property. At March 31, 1995, the Company had approximately $135 million net amount of additional property against which approximately $80 million of First Mortgage Bonds could be issued.

    Pursuant to the limitations described above (the net earnings requirement currently being the most restrictive), the Company as of March 31, 1995 could have issued approximately $27 million of additional First Mortgage Bonds.


DIVIDEND RESTRICTION

    So long as any preferred stock is outstanding, certain restrictions on payment of dividends on the common stock would come into effect if the junior stock equity were, or by reason of payment of such dividends became, less than 25% of total capitalization. However, the junior stock equity at March 31, 1995, was approximately 48% of total capitalization and, accordingly, none of the Company's retained earnings at March 31, 1995, were restricted as to dividends on common stock under the foregoing restrictions.


PERIODIC INSPECTION OF PROPERTY

    Inspection by an independent engineer is required at least once every five years, or more often if requested by the Bond holders. The Company is to make good any maintenance deficiency and to record retirements as called for by the engineer's report.


MODIFICATION OF THE INDENTURE

    Any provision of the Indenture may be modified with the consent of the holders of not less than 66-2/3% of the aggregate principal amount of the First Mortgage Bonds at the time outstanding (and, if one or more series of First Mortgage Bonds are differently affected, with the consent of the holders of 66-2/3% of the aggregate principal amount of the First Mortgage Bonds of each series so affected). No such modification may (a) affect certain provisions protecting the Trustee without the Trustee's assent, (b) affect the payment of principal, premium, or interest on any First Mortgage Bonds, or extend the maturity or time of payment, without the consent of the Bond holders affected, (c) permit the creation by the Company of any lien ranking prior to or on a parity with the lien of the Indenture except as expressly authorized in the Indenture, (d) reduce the above specified percentages of Bond holders, or (e) permit, in the opinion of the Trustee, a substantial impairment of the benefits or lien of the Indenture. No such modification may be made which would conflict with the Trust Indenture Act of 1939, as at the time in effect.


THE TRUSTEE

    The Company has a demand deposit account and a line of credit with the Trustee under which borrowings have been made. RIHT Financial Corporation, the parent of the Trustee, is wholly owned by Bank of Boston Corporation.
John W. Rowe, a director of the Company and President and Chief Executive Officer of NEES, is a director of Bank of Boston Corporation. William Watkins Jr., an officer of the Company, is a director of the Trustee. If the Trustee acquires any conflicting interest, it is required to either eliminate the conflicting interest or resign. There are limitations on the rights of the Trustee in respect of certain payments and property received by the Trustee within four months prior to a default (as defined below).

    The Trustee may become the owner or pledgee of First Mortgage Bonds with the same rights as if it were not the Trustee. The holders of a majority in aggregate principal amount of the First Mortgage Bonds outstanding may require the Trustee to take certain actions, except when any such action would be unlawful, would involve the Trustee in personal liability, or would be unjustifiably prejudicial to the nonassenting Bond holders, or when the Trustee would not be sufficiently indemnified for any expenditures in the action.

DEFAULT

    The following are defaults under the Indenture: (a) failure to pay principal when due; (b) failure for 30 days to pay interest after due;
(c) failure to pay any installment of the improvement fund for 60 days after due; (d) the expiration of 60 days following the bankruptcy of, the reorganization of, or the appointment of a receiver for, the Company;
(e) certain other acts of bankruptcy, insolvency, or reorganization; and
(f) failure to perform other provisions of the Indenture for 60 days following a demand by the Trustee to the Company to cure such failure. The Company must pay interest on overdue installments of interest at the rate of 6% per annum; further, interest must be paid, under certain conditions, on overdue principal at the rate of 6% per annum. The Trustee may withhold notice to the Bond holders of any default, except default in the payment of principal, interest, or any improvement fund installment, if certain officers and directors of the Trustee determine in good faith that withholding such notice is in the interest of the Bond holders.


EVIDENCE TO BE FURNISHED TO TRUSTEE

    The Company must periodically furnish to the Trustee evidence as to the absence of default in connection with certain improvement fund requirements and as to compliance with certain other terms of the Indenture. Further, prior to issuance of additional First Mortgage Bonds, release of property, withdrawal of cash, and various other actions under the Indenture, evidence must be furnished as to the absence of default and as to compliance with certain terms of the Indenture. Whenever all indebtedness secured by the Indenture shall have been paid, or adequate provision therefor made, the Trustee shall, upon request of the Company and receipt by the Trustee of evidence as to compliance with conditions precedent under the Indenture, cancel and discharge the lien of the Indenture.


HIGHLY LEVERAGED TRANSACTIONS

    The provisions of the Indenture which provide holders of the Company's outstanding First Mortgage Bonds with some protection in the event of a highly leveraged transaction are described above under Security and Priority, Additional First Mortgage Bonds, and Modification of the Indenture. The restrictions on dividend payments provided in the preferred stock provisions of the Company are described under Dividend Restriction. Restrictions on the issuance of additional preferred stock and unsecured debt are described under Construction and Financing. Further, the issuance of debt instruments or additional common stock, the sale of significant assets, or any disposition of the Company's stock by NEES, are regulated by the Rhode Island Public Utilities Commission and/or the Securities Exchange Commission under the Public Utility Holding Company Act of 1935, as amended.

    The Indenture provides that no sale of the Company substantially as an entity or merger of the Company shall be made on terms which impair the lien or security of the Indenture. Any successor to the Company must expressly assume the obligations of the Company under the Indenture.


                                   EXPERTS

    The balance sheets as of December 31, 1994 and 1993 and the statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994, all incorporated by reference in The Narragansett Electric Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements of law and legal conclusions made in this prospectus, not otherwise attributed, have been reviewed by Robert King Wulff, Corporation Counsel, and/or Kirk L. Ramsauer, Assistant General Counsel, and are made upon their authority as experts.


                                LEGAL MATTERS

    Legal matters in connection with the securities offered hereby will be passed upon for the Company by Robert King Wulff and/or Kirk L. Ramsauer,
25 Research Drive, Westborough, Massachusetts, and as to franchises, by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island, and will be passed upon for the purchasers by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York. The opinion of Messrs. Wulff and Ramsauer as to legal matters in connection with the securities offered hereby is filed as an exhibit to the registration statement.


                            PLAN OF DISTRIBUTION

    The Company may sell the New Bonds in any of the following ways:
(i) through competitive bidding; (ii) through negotiation with one or more underwriters; (iii) through one or more agents; (iv) to one or more agents as principal for resale to investors; (v) through negotiation directly with investors; or (vi) any combination of the above. The terms of any offering of the New Bonds, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such New Bonds, the proceeds to the Company, any underwriting discounts or commissions and other terms constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, will be set forth in the prospectus supplement relating to such offering. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If an underwriter or underwriters are involved in the sale of any of the New Bonds, the Company will execute an underwriting or purchase agreement with such underwriters at the time of sale, and the names of the underwriters, the principal amount of the New Bonds to be purchased thereby and the other terms and conditions of the transaction will be set forth in the prospectus supplement relating to such sale. The New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.
Unless otherwise indicated in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the New Bonds offered in the prospectus supplement if any are purchased.

    If any of the New Bonds are sold through an agent or agents designated by the Company from time to time, the prospectus supplement will name any such agent, set forth any commissions payable by the Company to any such agent and the obligations of such agent with respect to the New Bonds. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of the New Bonds, any purchasers, underwriters, or agents may receive compensation from the Company or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between the Company and any purchasers, underwriters, or agents will contain reciprocal covenants of indemnity between the Company and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Filing fees --Securities and Exchange Commission:
    Registration Statement........................................ $ 17,241
#Services of New England Power Service Company (including
    counsel)......................................................   30,000
#Accountant's fees --Coopers & Lybrand L.L.P......................   30,000
#Counsel fees --Edwards & Angell..................................    1,000
#Trustee's fees (including counsel)...............................   27,750
#Printing and engraving costs.....................................   15,000
#Rating agency fees...............................................   48,000
#Miscellaneous (incl. recording and blue sky expenses)............   17,625
                                                                   --------

    #Total expenses............................................... $186,616
                                                                   ========



    #Estimated


    Edwards & Angell of Providence, Rhode Island, have on various occasions acted as counsel for the Company and some of its affiliates. The Company has been advised by Edwards & Angell that they have no interest of a substantial nature in the Company or any affiliate thereof but that certain partners hold for investment, largely as fiduciaries, securities of the Company and of various of its affiliates.

    Milbank, Tweed, Hadley & McCloy of New York, New York have been selected by the Company as independent counsel for the purchasers, underwriters, or agents, who will pay their compensation and disbursements except as provided in the purchase agreement. The above expenses do not include such compensation and disbursements.

    New England Power Service Company is an affiliated service company operating pursuant to the provisions of the 1935 Act and the SEC's rules thereunder. The services of New England Power Service Company are performed at the actual cost thereof.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 7-1.1-4.1 of the Rhode Island General Laws (R.I. Gen. Laws S.7-1.1-4.1 (1985)), a corporation has the power to indemnify a director if such director conducted himself in good faith, reasonably believed his conduct was in the best interests of the corporation, and, if in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Unless the articles of incorporation state otherwise, R.I. Gen. Laws S.7-1.1-4.1 (1985) provide that a court can order a company to indemnify an officer or director in certain circumstances. The statute also provides that a company may provide officers and directors immunity, and that the indemnification provided by the statute is not exclusive of any other indemnification rights provided for under by-laws or other agreements. The Company's charter provides that a director shall not be held liable to the Company or the stockholders for breach of duty unless the liability is imposed
(i) under R.I. Gen. Laws S.7-1.1-43 (declaration of dividends), (ii) for a breach of loyalty, (iii) for acts not in good faith or which involve intentional misconduct, or (iv) due to the director deriving an improper personal benefit. The Company does provide officers' and directors' insurance. Under the provisions of the Agreement and Declaration of Trust of New England Electric System, as amended, NEES will indemnify directors and officers of the Company against liabilities and expenses, including counsel fees reasonably incurred, resulting from litigation or threatened litigation in which the director or officer may be involved by reason of his or her position. Indemnification is withheld whenever the director or officer is adjudicated "not to have acted in good faith in the reasonable belief that his action was in the best interests" of NEES.

ITEM 16.  EXHIBIT INDEX

EXHIBIT   PREVIOUSLY FILED
- -------   ----------------

  1-A --Form of Confirmation of Bid with schedules attached, constituting the form of Purchase Agreement for the New Bonds

  1-B                       --Form of Distribution Agreement

  1-C                       --Form of Underwriting Agreement

          WITH
      REGISTRATION   AS
         NUMBER   EXHIBIT
      ------------ -------

  4-A    2-7042   7-1       --First Mortgage Indenture and Deed of Trust,
                            dated as of September 1, 1944

  4-B                       --Supplemental Indentures to First Mortgage

       NUMBER                         DATED AS OF
       ------                        -----------

       2-7490     7-B       First..........             May 1, 1948
       2-9423     4-C       Second.........           March 1, 1952
       2-10056    4-D       Third..........           March 1, 1953

              WITH
         1980 FORM 10-K
         --------------

       0-898      4(a)      Fourth.........           March 1, 1956
       0-898      4(a)      Fifth..........         January 1, 1964
       0-898      4(a)      Sixth..........        February 1, 1968
       0-898      4(a)      Seventh........           April 1, 1970
       0-898      4(a)      Eighth.........           March 1, 1972
       0-898      4(a)      Ninth..........           March 1, 1974
       0-898      4(a)      Tenth..........          August 1, 1974
       0-898      4(a)      Eleventh.......           March 1, 1975
       0-898      4(a)      Twelfth........          August 1, 1980

             WITH
        1982 FORM 10-K
        --------------

       0-898      4(a)      Thirteenth.....        February 1, 1982

             WITH
        1983 FORM 10-K
        --------------

       0-898      4(a)      Fourteenth.....         January 1, 1984

             WITH
        1985 FORM 10-K
        --------------

       0-898      4(a)      Fifteenth.....          January 1, 1986

             WITH
        1986 FORM 10-K
        --------------

       0-898      4(a)      Sixteenth.....             June 1, 1986

             WITH
        1987 FORM 10-K
        --------------

       0-898      4(a)      Seventeenth...         November 1, 1987

             WITH
        1991 FORM 10-K
        --------------

       0-898      4(a)      Eighteenth....              May 1, 1991

       0-898      4(a)      Nineteenth....           August 1, 1991

            WITH
       1992 FORM 10-K
       --------------

       0-898      4(a)      Twentieth.....                May 1, 1992

            WITH
       1993 FORM 10-K
       --------------

       0-898      4(a)      Twenty-First....          October 1, 1993


  4-C                       --Form of Supplemental Indenture

  4-D                       --Certificate as to Form

  4-E  33-49455             --Preferred stock provisions

  5 --Opinion of Robert King Wulff, Esq., and/or Kirk L. Ramsauer, Esq., with respect to the legality of the securities being registered, containing consent

            WITH
       MARCH 31, 1995
         FORM 10-Q
       --------------

 12    0-898       12       --Statement re: computation of ratios

 23                         --Consent of Coopers & Lybrand L.L.P.

                            --Consent of counsel:  See Exhibit 5

 24-A --Certified copy of vote of Board of Directors, containing power of attorney

 24-B                       --Power of Attorney

 25 --Statement of eligibility and qualification of Rhode Island Hospital Trust National Bank (Form T-1)

 26                         --Form of Public Invitation for Bids

                                UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To use its best efforts to distribute prior to any opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                 SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROVIDENCE, THE STATE OF RHODE ISLAND, ON THE NINETEENTH DAY OF JULY, 1995.

                                      THE NARRAGANSETT ELECTRIC COMPANY

                                         s/Robert L. McCabe


                                      ROBERT L. MCCABE, PRESIDENT

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

    WE, THE UNDERSIGNED OFFICERS OF THE NARRAGANSETT ELECTRIC COMPANY, HEREBY AUTHORIZE AND DIRECT ROBERT KING WULFF, JOHN G. COCHRANE, AND CRAIG L. EATON OR ANY ONE OF THEM, AS ATTORNEYS-IN-FACT, TO EXECUTE IN THE NAME AND ON BEHALF OF EACH OF THE UNDERSIGNED PERSONS, IN THE RESPECTIVE CAPACITIES INDICATED BELOW, ANY AMENDMENT OR AMENDMENTS TO THE REGISTRATION STATEMENT OF THE NARRAGANSETT ELECTRIC COMPANY UNDER THE SECURITIES ACT OF 1933 RELATING TO THE PROPOSED ISSUE OF THE NEW BONDS.

SIGNATURE AND TITLE AS TO EACH SIGNATURE ON THIS PAGE, JULY 19, 1995.

(I)  PRINCIPAL EXECUTIVE OFFICER:

    s/Robert L. McCabe


ROBERT L. MCCABE, PRESIDENT

(II)  PRINCIPAL FINANCIAL OFFICER:

    s/Alfred D. Houston


ALFRED D. HOUSTON, VICE PRESIDENT
AND TREASURER

(III)  PRINCIPAL ACCOUNTING OFFICER:

    s/Howard W. McDowell


HOWARD W. MCDOWELL, CONTROLLER

(IV)  DIRECTORS:  (A MAJORITY)

STEPHEN A. CARDI
FRANCES H. GAMMELL                                s/John G. Cochrane
JOSEPH J. KIRBY
ROBERT L. MCCABE                      ALL BY:
RICHARD P. SERGEL                            JOHN G. COCHRANE
WILLIAM E. TRUEHEART                         ATTORNEY-IN-FACT
JOHN A. WILSON, JR.

DATE (AS TO ALL SIGNATURES ON THIS PAGE)

July 19, 1995